Exhibit 10.3

Standard Independent Contractor Agreement

November 1, 2015

Attn:   Robert Trapp

This letter is to confirm Robert Trapp the “Contractor”) terms and conditions (the “Agreement”) in providing business services (“Services”) to Results-Based Outsourcing Inc. (the “Company”):

Contractor Name:                                                     Robert Trapp
Client Contact:
Assignment Description: General business services to the Compay's clients
Assignment Length:	Until terminated as provided below.
Project Start Date:	Date first written above
Cash Compensation:
Billing Type:	By invoice, payable upon receipt.

Independent Contractor Relationship.   Nothing herein or as per contract otherwise signed shall be construed to create the relationship of employer and employee between the Company and Contractor.    Contractor recognizes, understands and agrees that as an independent contractor, (1) Contractor is not entitled to unemployment insurance benefits; (2) Contractor is not entitled to workers compensation benefits; and (3) Contractor is obligated to file federal and state income tax reports on any monies paid pursuant this arrangement.   Please complete the attached W-9 for our files and properly filing requirements.

Authority.  Contractor will have no authority whatsoever to assume or create any obligation, liability, or undertake and responsibility whatsoever, express or implied on behalf of or in the name of the Company or any affiliate.

Confidential Information and Other Restrictions.    Either during or after the term of Contractor’s working relationship with the Company, Contactor agrees not communicate, disclose, or utilize to Contractor’s own benefit or the benefit of any other entity or persons, any techniques, plans, designs, programs, customer information or other information not in the public domain pertaining to the business or affairs of the Company or of any of its affiliates.    Information shall not be considered to be in the public domain if revealed or disclosed in contravention of this Agreement or the agreements made between the Company and other parties except in accordance with the Company’s privacy notice provisions and in furtherance of Contractor’s business; and

Upon termination of Contractor’s working relationship with the Company, Contractor agrees to immediately surrender to the Company all originals, software, or computer systems programs, and copies any other documents and material received by Contractor while retained.   Contractor shall not retain or deliver to any other entity or person any of the foregoing or a summary or memorandum thereof.

Indemnification.  Consultant agrees to indemnify and hold harmless the Contractor and its personnel and any affiliate of Company from and against any and all actions, losses, damages, claims, liabilities, costs and expenses (including without limitation, reasonable legal fees and expenses) except for situations arising out of gross negligence on behalf of the Company or any other person employed by Company, arising in any way out of or relating to this Rider.    The provision of this paragraph shall apply regardless of the form of action, loss, damage, claim, liability, cost, or expense, whether in contract, statute, tort (including without limitation, negligence), or otherwise.   The provisions of this paragraph shall survive the completion or termination of Contractor’s relationship with the Company.

Applicable Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

Invalidity.   Except as otherwise specified herein, the invalidity or unenforceability of any term or terms of this agreement shall not invalidate, make unenforceable or otherwise affect any other term of this agreement which shall remain in full force and effect.

Waiver.   No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of time for performance of any other obligations or acts.

Billing and Non-Solicit.   The Contractor acknowledges that they are performing work on behalf of the Client to service customers  (“Customers”) of the Client as a representative of the Client.   The Contractor will have no direct billing or other relationship with the Customers of the Company and furthermore will not solicit to provide any other services to the Customer for a period of two-years following the termination of this Agreement.   The Contractor will not be able to solicit other Contractors or employees of the Company for a period of two years from the termination of this Agreement

This Agreement may be terminated by the Contractor or the Company at anytime.

If the forgoing is in accordance with your understanding please sign and return the duplicate of this letter.    Thank you for the opportunity to provide services.

Agreed and Accepted:

Results-Based Outsourcing Inc

Mary Ellen Schloth
Robert Trapp	By:	/s/ Mary Ellen Schloth
/s/ Robert Trapp	Title:	Chief Executive Officer
Individually